Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Level 8 Systems, Inc.:

We consent to the incorporation by reference in the Form S-4 Registration Statement of Cicero, Inc. to be filed on or about May 13, 2005 of our report dated February 25, 2005,  with respect to the consolidated financial statements of Level 8 Systems, Inc. for the years ended December 31, 2004 and 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern).

/s/ Margolis & Company P.C.
Certified Public Accountants

Bala Cynwyd, PA
May 9, 2005